Exhibit 4.6

ZEC, INC.

CONVERTIBLE PROMISSORY NOTE PURCHASE agreement

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES.  THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.  INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.  THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Note No. ____

Date of Issuance:____________

Amount: $___________

Maturity Date:  ____________

For value received, ZEC, INC., a Delaware corporation (the “Company”), hereby promises to pay to ________________________ (“Holder”), or its registered assigns, for consideration of ___________________Thousand Dollars ($______) (the “Purchase Price”), the principal sum of ___________________Thousand Dollars ($______) or such lesser amount as shall then equal the outstanding principal amount hereunder (the “Principal Amount”), together with interest on the unpaid principal balance at a base rate equal to the lower of: (a) the highest lawful rate under applicable law or (b) twelve percent (12.00%) per annum, computed on the basis of the actual number of days elapsed and a year consisting of 365 days, from the date of this Note until the Principal Amount and all interest accrued thereon, and all other amounts owed hereunder are paid, as provided herein.  Payment for all amounts due by the Company hereunder shall be made by mail to the registered address of the Holder.  Unless prepaid in accordance with Section 12 hereof, the unpaid Principal Amount, together with any then unpaid accrued interest, and all other amounts owed hereunder, shall be due on _______________ (the “Maturity Date”) unless extended by the Company until ____________________ (the “New Maturity Date”).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. DEFINITIONS.  The following definitions shall apply for all purposes of this Note:

1.1 “Business Day” means any day other than a Saturday, Sunday, or legal holiday on which banking institutions are generally authorized or obligated by law or executive order to close in Hawaii.

1.2 “Company” means the Company as defined above and includes any corporation, limited liability company or partnership which shall succeed to or assume the obligations of the Company under this Note.

1.3 “Holder” means any person who shall at the time be the registered holder of this Note.

1.4 “Note” means this Note and Loan Agreement.

2. INTEREST.

2.1 Base Interest Rate.  The base interest rate for this Note shall be twelve percent (12.00%) per annum on the Principal Amount (the “Base Interest Rate”).

2.2

Payment and Date of Payment.  Commencing on the Date of Issuance, interest shall accrue on the Principal Amount at the Base Interest Rate, and shall be due at Maturity Date.

2.3

Rate After Default.  Upon and during the occurrence of an Event of Default (as defined in Section 13.1 hereof), the Principal Amount shall accrue interest at a rate equal to fifteen percent (15.00%) per annum (the “Default Interest Rate”).

2.4

Computation of Interest.  The Principal Amount less the Purchase Price (the “Discount”) shall be accrued pro rata over the term of the Note.  Interest shall be calculated on a 365–day year for the outstanding and unpaid balance, but, in any case, shall be computed for the actual number of days in the period for which interest is charged, which period shall consist of 365 days on an annual basis.  If any payment of interest under the Note would otherwise be due on a day which is not a Business Day, the payment instead shall be due on the next succeeding Business Day and such extension of time shall be included in computing the interest due in respect of said payment.

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4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.  The Company hereby represents and warrants to the Holder that:

4.1 Organization, Good Standing and Qualification.  The Company is validly existing in good standing under the laws of the State of Delaware.  The Company has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as presently proposed to be conducted.

4.2 Due Authorization.  All corporate action on the part of the Company’s directors, stockholders, members and partners necessary for the authorization, execution, delivery of, and the performance of all obligations of the Company under this Note has been taken or will be taken prior to its issuance, and this Note constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.

4.3 Organizational Power.  The Company has the power and authority to execute and deliver this Note to be purchased by the Holder hereunder, to issue the Note and to carry out and perform all its obligations hereunder.

4.4 Valid Issuance.

(a) This Note, when issued, sold and delivered in accordance with the terms hereof, and for the consideration provided for herein, will be duly and validly issued, fully paid and nonassessable.

(b) Based in part on the representations made by the Holder in Section 5 hereof, the offer and sale of the Note to the Holder in accordance with the provisions hereof are exempt from the registration and prospectus delivery requirements of the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the securities registration and qualification requirements of the currently effective provisions of the securities laws of the State of Hawaii.

5. REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF THE HOLDER.  The Holder hereby represents and warrants to, and agrees with, the Company that:

5.1 Authorization.  This Note constitutes the Holder’s valid and legally binding obligation, enforceable in accordance with its terms except as may be limited by  (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and (b) the effect of rules of law governing the availability of equitable remedies.  The Holder represents that it has full power and authority to enter into this Note.

5.2 Purchase for Own Account.  This Note will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the Securities Act, and the Holder has no present intention of selling, granting any participation in, or otherwise distributing the same.  If not an individual, the Holder also represents that the Holder has not been formed for the specific purpose of acquiring this Note, or, if the Holder has been formed for the specific purpose of acquiring this Note, then each and all of the record, beneficial, or equitable owners of the Holder are accredited investors by virtue of satisfying one of the categories established for determining accredited investor status as set forth in Section 5.5 below.

5.3 Disclosure of Information.  The Holder has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to this Note.  The Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Note and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to the Holder or to which the Holder had access.

5.4 Investment Experience.  The Holder understands that the purchase of this Note involves substantial risk.  The Holder (a) has experience as an investor in securities of companies in the development stage and acknowledges that the Holder is able to fend for itself, can bear the economic risk of the Holder’s investment in the Note and has such knowledge and experience in financial or business matters that the Holder is capable of evaluating the merits and risks of this investment in the Note and protecting its own interests in connection with this investment and (b) has a preexisting personal or business relationship with the Company and certain of its officers, partners or controlling persons of a nature and duration that enables the Holder to be aware of the character, business acumen and financial circumstances of such persons.

5.5 Accredited Investor Status.  The Holder is an “accredited investor” within the meaning of Rule 501(a) of Regulation D promulgated under the Securities Act because the Holder either is (a) an individual whose net worth, or joint net worth with the Holder’s spouse, exceeds One Million Dollars ($1,000,000) (for purposes of determining net worth (i) the primary residence owned by the Holder must be excluded from the net worth calculation, (ii) the related amount of indebtedness secured by the primary residence up to the fair market value of that residence may also be excluded from the calculation, and (iii) indebtedness secured by the primary residence in excess of the fair market value of that residence should be considered a liability and deducted from the Holder’s net worth); (b) an individual whose individual income exceeded Two Hundred Thousand Dollars ($200,000) (exclusive of any income attributable to the Holder’s spouse) in each of the two most recent years, with an expectation of reaching the same income level in the current year; (c) an individual whose joint income with the Holder’s spouse exceeded Three Hundred Thousand Dollars ($300,000) in each of the two most recent years, with an expectation of reaching the same income level in the current year; (d) a corporation, partnership, or business trust which has total assets in excess of Five Million Dollars ($5,000,000) and was not formed for the specific purpose of acquiring the Note; (e) an entity comprised of equity owners who are all accredited investors; or (f) a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940.

5.6 Restricted Securities.  The Holder understands that this Note is characterized as a “restricted security” under the Securities Act and Rule 144 promulgated thereunder inasmuch as it is being acquired from the Company in a transaction not involving a public offering, and that under the Securities Act and applicable regulations thereunder such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this connection, the Holder is familiar with Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.  The Holder understands that the Company is under no obligation to register any of the Notes sold hereunder.  The Holder understands that no public market now exists for any of the Notes and that it is unlikely that a public market will ever exist for the Notes.

5.7 No Solicitation.  At no time was the Holder presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale and purchase of the Notes.

5.8 Further Limitations on Disposition.  Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of this Note unless and until:

(a) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(b) the Holder shall have notified the Company of the proposed disposition, and shall have furnished the Company with a statement of the circumstances surrounding the proposed disposition, and, at the expense of the Holder or its transferee, with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Note under the Securities Act.

Notwithstanding the provisions of paragraphs (a) and (b) above, no such registration statement or opinion of counsel shall be required:  (i) for any transfer of this Note in compliance with Rule 144 or Rule 144A; or (ii) for any transfer of this Note by the Holder to (A) a partner of the Holder, (B) a controlled affiliate of the Holder, (C) a retired partner of the Holder who retires after the date hereof, or (D) the estate of any such partner; provided that in each of the foregoing cases the transferee agrees in writing to be subject to the terms of this Section 5 to the same extent as if the transferee were the original Holder hereunder.

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7. SECURITY AND SUBORDINATION.  The Holder acknowledges that this Note is an obligation of the Company.  The Holder also acknowledges that this Note shall be repaid from the proceeds of equity, debt or other capital raises and other cash flow into the Company from revenue generated from the sale of the Company’s products and/or services.  The Holder consents to the Company obtaining additional debt some of which may be senior to the Note.

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10. USE OF PROCEEDS.  The Company intends to utilize the proceeds of this Note for the ongoing operation and expansion of the Company, including, but not limited to, working capital, acquisitions, and other general corporate uses.

11. TRANSFER.  Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Holder; provided further that such transferee executes an acknowledgement that such transferee is subject to all the terms and conditions of this Note and satisfies the Company as to compliance with state and federal securities law.  The rights and obligations of the Company and the Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

12. PREPAYMENT.  The Company may at any time at its sole discretion, without penalty, premium, or bonus, upon at least ten (10) days advance written notice to the Holder, prepay in whole or in part the unpaid balance of this Note including any unpaid accrued pro rata Discount.  Any such notice shall state the amount of the proposed prepayment (the “Prepayment Amount”), the date on which the prepayment is proposed to be made, and the balance (if any) to be owed under the Note after the Prepayment Amount is applied.  At any time prior to the date that is at least two (2) Business Days before the date set for payment of the Prepayment Amount under this Section, the Holder may elect to convert the Note into equity pursuant to Section 25 below, with the date of conversion being treated as the Maturity Date with respect to the amount so converted.  Any such election by the Holder shall be irrevocable and may be made by (a) delivering written notice to the Company at least two (2) Business Days before the date set for prepayment stating that the Holder elects to convert a portion of the Note equal to the Prepayment Amount into shares of common stock, (b) endorsing and surrendering this Note for conversion at the principal offices of the Company, and (c) executing and delivering to the Company the financing agreements and instruments described in Section 25.  Notwithstanding the date of issuance of the certificate representing shares of common stock, such conversion shall be deemed to have been made immediately prior to the close of business on the date that the Note shall have been surrendered to the Company for conversion, accompanied by the Holder’s written notice of election to convert and executed originals of all required financing agreements.

13. EVENTS OF DEFAULT AND REMEDIES.

13.1 Events of Default.  The occurrence of any one or more of the following shall constitute an “Event of Default” under this Note:

(a) Failure by the Company to pay any monetary amount under this Note within ten (10) Business Days following the date it is due.

(b) Failure by the Company to perform any obligation under this Note not involving the payment of money, or to comply with any other term or condition applicable to the Company in this Note, and the expiration of thirty (30) days after receipt of written notice of such failure by the Holder to the Company, provided if such default is not able to be cured within such thirty (30) day period, the Company shall have such additional time (not to exceed ninety (90) days) to cure such default so long as the Company diligently pursues such cure.

(c) The Company (i) is unable or admits in writing its inability to pay its monetary obligations as they become due; (ii) makes a general assignment for the benefit of creditors, or (iii) applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for itself or its property or any part thereof, or in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company, or the property of the Company or any part thereof, and such appointment is not discharged within thirty (30) days.

(d) Commencement of any case under the Bankruptcy Code, Title 11 of the United States Code or commencement of any other bankruptcy arrangement, reorganization, receivership, custodianship or similar proceeding under any federal, state or foreign law by or against the Company which is not dismissed within thirty (30) days.

13.2 Remedies.  Notwithstanding any provision to the contrary herein, if an Event of Default exists and is not cured within the applicable notice and cure periods, then the Holder may, at its option, pursue the remedies provided herein, including, without limitation, the option to declare all outstanding indebtedness to be immediately due and payable without presentment, demand, protest or notice of any kind.

14. BROKERS.  The Company and the Holder represent to each other that there are no brokers or finders in this transaction.  The Company and the Holder shall indemnify and hold harmless the other party from and against any and all loss, damage, liability and expense, including costs and reasonable attorneys’ fees, which such other party may incur or sustain by reason of or in connection with any misrepresentation by the indemnifying party with respect to the foregoing.

15. WAIVERS.  The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

16. ATTORNEYS’ FEES.  In the event any party is required to engage the services of an attorney for the purpose of enforcing or interpreting this Note, or any provision hereof, the prevailing party shall be entitled to recover its reasonable expenses and costs in enforcing or interpreting this Note, including attorneys’ fees.

17. GOVERNING LAW.  This Note shall be governed by and interpreted and enforced in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters, including those sounding in contract, tort, equity, and otherwise, shall be governed by and interpreted and enforced in accordance with the internal and substantive laws of the State of Hawaii, without giving effect to principles of conflict of laws or the choice of law rules of any jurisdiction to the extent that the application of the law of any jurisdiction other than the law of the State of Hawaii would be required or permitted thereby.

18. TREATMENT OF NOTE.  The Company and the Holder agree that each shall treat the Note as debt for accounting and tax purposes, including with respect to any return filed with federal, state or local tax authorities, to the extent permitted by generally accepted accounting and tax principles.

19. HEADINGS.  The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note.  All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

20. NOTICES.  Unless otherwise provided, any notice required or permitted under this Note shall be given in writing by one of the following means and shall be deemed effectively given (a) at the time of personal delivery, if delivery is in person; (b) at the time of delivery, if given by facsimile with electronic confirmation of receipt or by electronic mail, (c) one (1) Business Day after deposit with an express overnight courier for United States deliveries, or two (2) Business Days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (d) three (3) Business Days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries when addressed or directed to the party to be notified at the address or electronic destination indicated for such party on the signature page to this Note, or at such other address or electronic destination as any party or the Company may designate by giving ten (10) days’ advance written notice to all other parties.

21. AMENDMENTS AND WAIVERS.  Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with either (a) the written consent of the Company and the Holder or (b) the written consent of the Company and the holders of Notes representing at least a majority of the aggregate principal amount of the Notes at the time outstanding.  Any amendment or waiver effected in accordance with this Section shall be binding upon the Holder, each future holder of Notes, and the Company.

22. SEVERABILITY.  If one or more provisions of this Note are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Note and the balance of this Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

23. COSTS, EXPENSES.  The Company will be responsible for the costs and expenses of the preparation, execution and delivery of this Note by the Company and the issuance of this Note by the Company.  The Holder will bear its own expenses with respect to any legal, tax, accounting and other review of such documents and the transactions contemplated hereby.

24. SURVIVAL OF REPRESENTATIONS AND WARRANTIES.  The representations, warranties and covenants of the Company and the Holder contained in or made pursuant to this Note shall survive the execution and delivery of this Note, and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Holder or the Company, as the case may be.

25. CONVERSION RIGHTS.  Subject to prior payment or conversion in full of this Note, all or any portion of the Note shall, at the election of the Holder or at the election of the Company made at any time after issuance, convert automatically into a number of shares of common stock of the Company (the “Conversion Shares”) which is determined by dividing (a) the Purchase Amount plus any accrued and unpaid interest plus the accrued pro rata Discount outstanding and to be converted on the date of conversion by (b) the conversion price of $0.40 per share of common stock (the “Conversion Price”).  Conversion under this Section 25 shall occur following written notice by the Company given to the Holder, or by the Holder to the Company, as applicable, in the manner provided in Section 20, at which time the Holder shall endorse and surrender this Note for conversion at the principal offices of the Company and execute and deliver to the Company the forms of stock purchase agreement, investors’ rights agreement, right of first refusal and co-sale agreement, voting agreement, and other agreements and related documents as are requested by the Company, containing terms, conditions, limitations and restrictions customarily entered into in similar financings.  Notwithstanding the foregoing, conversion of this Note hereunder will be effective on the date of the Company’s notice of conversion whether or not the Holder endorses this Note and delivers it to the Company for cancellation or executes and delivers the required financing agreements to the Company.  Absent receipt by the Company of such items from the Holder, the Company will convert this Note into Conversion Shares on the terms set forth herein, but the Holder will not be entitled to receive the certificate for such Conversion Shares unless and until the Holder executes and delivers to the Company all items required under this Section 25.

26. CONVERSION RIGHTS LIMIT.  Notwithstanding any other provision governing the Note, if, as of the date of conversion, the Company has registered its common stock under Section 12 of the Securities Exchange Act of 1934, as amended, the Holder may not convert this Note to the extent that immediately following such conversion the Holder would beneficially own more than 9.99% of the outstanding common stock of the Company.  For this purpose, a representation of the Holder that following such conversion it would not beneficially own more than 9.99% of the outstanding Common Stock of the Company shall be conclusive and binding upon the Company.

27. CHANGE OF CONTROL.  In the event of a “change in control” of the Company, all amounts owed under this Note will be immediately due and payable. The Holder may elect to be paid either (a) the Purchase Amount plus the accrued pro rata Discount then outstanding on this Note, or (b) an amount equal to the amount the Holder would receive if the Holder immediately converted all amounts owed under this Note to common stock at the Conversion Price set forth in Section 25 and sold the Conversion Shares at the same price per share as the price paid per share for the shares issued or acquired to affect the “change in control.” A “change in control” is generally defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company’s outstanding securities, or (ii) the occurrence of a transaction requiring shareholder approval and involving the sale of all or substantially all of the assets of the Company or the merger of the Company with or into another corporation.

28. CONFIDENTIALITY.   The Holder agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Note or otherwise, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 28 by the Holder), (b) is or has been independently developed or conceived by the Holder without use of or resort to the Company’s confidential information, or (c) is or has been made known or disclosed to the Holder by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that the Holder may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring the Holder’s investment in the Company; (ii) to any existing affiliate, partner, member, stockholder, or wholly owned subsidiary of the Holder in the ordinary course of business, provided that the Holder informs such person or entity that such information is confidential and directs such person or entity to maintain the confidentiality of such information; or (iii) as may otherwise be required by law, provided that the Holder promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

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306645.2

IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name as of the date first above written.

ZEC, INC.,

a Delaware Corporation

By:_______________________________________Name: E. Thomas LaytonTitle:  Chief Executive Officer

Address:

1002 North Central Expressway, Suite 495

Richardson, Texas 75080

Attention:  E. Thomas Layton

Email:  ethomaslayton@yahoo.com

Agreed and Acknowledged:

______________________________

By:

Name:

Title:

Address:

_____________________

Honolulu, HI 968__

Attention:

Email:

306645.2